                                                                    EXHIBIT 9.01


                           [LETTERHEAD APPEARS HERE]

                                                            April 11, 1997


Rogers Cablesystems Limited
Suite 6400, Scotia Plaza
40 King Street W
Toronto, Ontario
Canada M5H 3Y2

Shaw Cablesystems Ltd.
Suite 900
630 3rd Avenue S.W.
Calgary, Alberta
Canada T2P 4L4

     Re:  @Home Voting Agreement
          ----------------------

Ladies and Gentlemen:

     Reference is made to the Term Sheet (the "Term Sheet"), dated March 18, 1997, among At Home Corporation ("@Home"), Rogers Cablesystems Limited ("Rogers") and Shaw Cablesystems Ltd. ("Shaw"), in which, among other things, each of Rogers and Shaw have agreed to purchase shares of @Home's Series C Convertible Preferred Stock, par value $.01 per share ("Series C Preferred Stock"), and warrants (the "Warrants") to purchase shares of Series C Preferred Stock, and to market and promote, on an exclusive basis, @Home's Service in Canada, and @Home has agreed to sell such shares of Series C Preferred Stock and Warrants to Rogers and Shaw and to grant each of them an exclusive license to market and promote @Home's Service in Canada, all as more fully described in the Term Sheet, and in each case, upon the terms and subject to the conditions set forth therein or in any subsequent definitive agreements which supersede all or a portion of the provisions of the Term Sheet. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheet.

     The Term Sheet provides that it is a condition to the obligation of Rogers and Shaw to consummate the transactions contemplated by the Term Sheet that TCI Internet Holdings, Inc. ("TCI Sub"), an indirect wholly owned subsidiary of Tele-Communications, Inc., on behalf of the TCI Stockholder Group (as defined in the Amended and Restated Stockholder Agreement dated as of August 1, 1996 (the "Stockholders Agreement")), agree to vote any shares of @Home it
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may own in favor of and use commercially reasonable best efforts to cause to be elected and maintained in office one person designated jointly by Rogers and Shaw as a Common Stock Director (the "Rogers/Shaw Designee") of the Board of Directors of @Home (the "Board") so long as Rogers and Shaw fulfill certain requirements as set forth herein. Subsequent to the execution of the Term Sheet, the parties have modified certain of their arrangements with respect to the designee of Rogers and Shaw becoming a member of the Board to provide that prior to the mandatory conversion of their shares of Series C Preferred Stock in connection with the IPO (as defined in the Certificate of Designation of the Series C Preferred Stock) the holders of the Series C Preferred Stock, voting as a separate series, will be entitled to elect a separate member to the Board (the "Series C Director"), and that following the IPO and such mandatory conversion, each of TCI Sub, Cox Teleport Providence, Inc. ("Cox Sub"), an indirect wholly owned subsidiary of Cox Communications, Inc., and Comcast PC Investments, Inc. ("Comcast Sub", and together with TCI Sub and Cox Sub, the "Cable Stockholders"), an indirect wholly owned subsidiary of Comcast Corporation, would, on behalf of itself and its related Stockholder Group, be obligated subject to the terms and conditions set forth herein, to vote their respective Voting Securities (as defined below) as provided in this letter agreement.

     Currently, (i) TCI Sub is the record and beneficial owner of shares of @Home's Series T Convertible Participating Preferred Stock, par value $.01 per share, and Series AT Convertible Participating Preferred Stock, par value $.01 per share, (ii) Cox Sub is the record and beneficial owner of shares of @Home's Series AX Convertible Participating Preferred Stock, par value $.01 per share and (ii) Comcast Sub is the record and beneficial owner of shares of @Home's Series AM Convertible Participating Preferred Stock, par value $.01 per share. Subject to the conditions set forth in this letter agreement, each of TCI Sub, Cox Sub and Comcast Sub agrees: (x) to use reasonable best efforts to cause each of its Stockholder Designees (as defined in the Stockholders Agreement) to vote in favor of the nomination of the Rogers/Shaw Designee as a Common Stock Director at any Board meeting at which Common Stock Directors are to be nominated in connection with the IPO and the mandatory conversion of the Series C Preferred Stock and at meetings of the Board subsequent to the Trigger Date (as defined below) at which Common Stock Directors are to be nominated; (y) to use reasonable best efforts to cause each of its Stockholder Designees to permit any Non-Voting Observer (as defined in the letter agreement dated of even date herewith among @Home, Rogers, and Shaw with respect to purchase of the Warrants and related matters (the "Canadian Purchase Agreement")) to attend all meetings of the Board, and to participate fully in all aspects of meetings of the Board and discussions among directors (other than the right to vote as a director), in each case subject to the terms and conditions of Section 8.3 of the Canadian Purchase Agreement; and (z) to the extent that such Cable Stockholder has the power to vote or direct the voting of (or to consent or cause the holder to consent with respect to) any Voting Securities beneficially owned by it, to (1) vote all such Voting Securities at any annual or special meeting of stockholders of @Home occurring subsequent to the date of the mandatory conversion of the Series C Preferred Stock in connection with the IPO (the "Trigger Date") at which Common Stock Directors are to be elected in favor of, or duly consent in writing (in accordance with @Home's Certificate of Incorporation and Bylaws) to, the election of the Rogers/Shaw Designee as a Common Stock Director, and (2) use reasonable best efforts to cause the Rogers/Shaw Designee to be elected as a Common Stock

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Director and to continue as a Common Stock Director, in each case subsequent to the Trigger Date, unless otherwise requested by Rogers and Shaw and so long as such Rogers/Shaw Designee fulfills the qualifications set forth below to be a Common Stock Director. In addition, each of TCI Sub, Cox Sub and Comcast Sub agrees to (A) use reasonable best efforts to cause each of its Stockholder Designees to vote in favor of (i) the removal from nomination of such Rogers/Shaw Designee in the event that Rogers and Shaw together request such removal by written notice to each of the Cable Stockholders and (ii) the nomination subsequent to the Trigger Date as a Common Stock Director of any replacement or successor jointly designated by Rogers and Shaw to fill the vacancy created by the removal of the Rogers/Shaw Designee or the death, disability or registration of the Rogers/Shaw Designee, and (B) vote all such Voting Securities in favor of, or to duly consent in writing (in accordance with @Home's Certificate of Incorporation and Bylaws) to, in each case to the extent permitted by @Home's Certificate of Incorporation and Bylaws, (i) the removal (with or without cause) from the Board of Directors of such Rogers/Shaw Designee in the event that Rogers and Shaw together request such removal by written notice to each of the Cable Stockholders, and (ii) the election or appointment subsequent to the Trigger Date as a Common Stock Director of any replacement or successor jointly designated by Rogers and Shaw to fill the vacancy created by the removal of the Rogers/Shaw Designee or the death, disability or resignation of the Rogers/Shaw Designee. Rogers and Shaw hereby agree that (a) each person designated by them as the Rogers/Shaw Designee shall meet any legal requirements to serve on the @Home Board and shall be, at the time of such designation, nomination and election and so long as such person is the Rogers/Shaw Designee, an officer, director, or employee of either Rogers or Shaw, (b) any Non-Voting Observer shall be, at the time of appointment, and so long as such person is the Non-Voting Observer, an officer, director or employee of either Rogers or Shaw, and (c) upon such Rogers/Shaw Designee or Non-Voting Observer, as the case may be, ceasing to be an officer, director or employee of Rogers or Shaw, Rogers and Shaw will (i) cause the Rogers/ Shaw Designee to resign as a director and, if necessary or appropriate, request the Cable Stockholders to cooperate in such person's removal or replacement, as provided above, and (ii) take such actions (including requesting the Cable Stockholders to cooperate in the taking of any action) as may be necessary to cause such Non-Voting Observer to cease to attend Board meetings, as applicable, and thereafter Rogers and Shaw shall designate a successor to such person, which person shall satisfy the foregoing eligibility standards in accordance with the foregoing. Rogers and Shaw agree to provide promptly upon the reasonable request of @Home written notice to @Home and to each of the Cable Stockholders of the name of the Rogers/Shaw Designee and the Non-Voting Observer and shall provide such information relating to such Rogers/Shaw Designee and the Non-Voting Observer as may be necessary to comply with applicable law in connection with the IPO, subsequent proxy statements to be mailed to stockholders and other securities filings to be made by @Home. In the event that both Rogers and Shaw (each, a "Canadian Purchaser") do not then hold the exclusive licenses referred to in Sections 2.1(A) and (B), as applicable, of the Term Sheet (or in accordance with any analogous provisions with respect to distribution of the Wave@Home Service by Rogers and Shaw contained in any definitive agreement superceding the relevant portions of the Term Sheet), then the Canadian Purchaser that then holds one of such exclusive licenses, if any, shall have the right, acting alone, to designate the Rogers/Shaw Designee.

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     The agreements set forth in this letter agreement and the Cable
Stockholders' obligations hereunder shall terminate on the earlier to occur of the date that (i) neither Rogers nor Shaw continues to offer the Wave@Home Service on an exclusive basis in accordance with the exclusive license referred to in Section 2.1(A) or (B), as applicable, of the Term Sheet (or in accordance with any analogous provisions with respect to distribution of the Wave@Home Service by Rogers and Shaw contained in any Definitive Agreement) or (ii) Rogers and Shaw together with their respective Controlled Affiliates (as such term is defined in the Stock Purchase Agreement, of even date herewith, among @Home, Rogers, Shaw and the other purchasers of Series C Preferred Stock) cease collectively to own beneficially (x) at least 2,000,000 shares of issued and outstanding Series A Common Stock (and/or shares of Series C Preferred Stock convertible into such number of shares of Series A Common Stock) and (y) in addition to (and without duplication of) the shares referred to in clause (x) above, any one of the following:

     (1)  500,000 or more shares of Series A Common Stock; or

     (2) that number of shares of Series C Preferred Stock which upon conversion will result in the issuance of at least 500,000 shares of Series A Common Stock; or

     (3) that number of Warrants which upon exercise will (either immediately or upon conversion of shares of Series C Preferred Stock issuable upon the exercise thereof) result in the issuance of at least 500,000 shares of Series A Common Stock.

     The foregoing references to numbers of shares shall be appropriately adjusted to give effect to any stock splits, reverse splits, stock dividends or similar events occurring after the date hereof.

     Each of Rogers and Shaw agrees to notify each of the Cable Stockholders promptly upon (or to the extent practicable, in advance of) the occurrence of any event which would result in the termination of Rogers' or Shaw's right to designate the Rogers/Shaw Designee or the Non-voting Observer. Upon the termination of this letter agreement and the Cable Stockholders' obligations hereunder, each of Rogers and Shaw agrees to cooperate with @Home and the Cable Stockholders in causing the Rogers/Shaw Designee to be removed from the Board and the Non-Voting Observer to cease attending Board meetings.

     As used herein the following terms shall have the following meanings: (i) "Certificate of Incorporation" means @Home's Certificate of Incorporation, as amended from time to time; (ii) "Bylaws" means @Home's Bylaws, as amended from time to time; (iii) "Common Stock Director" means any member of the Board of Directors of @Home who is not elected or appointed solely by the holders of a specified class or series of Preferred Stock or by the holders of @Home's Series B Common Stock or Series K Common Stock; (iv) "Voting Securities" means all shares of Preferred Stock and Common Stock (each as defined in @Home's Certificate of Incorporation) the holders of which are entitled to vote or consent with respect to the election

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of Common Stock Directors; (v) "Series A Common Stock" means the Series A Common
Stock, par value $.01 per share, of @Home; and (vi) "owned beneficially" shall have a meaning correlative to that of "beneficial owner" as set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In addition, except as expressly provided herein, any provision in this Agreement requiring a Cable Stockholder to use its reasonable best efforts to cause its Stockholder
Designees to take any action shall require such Cable Stockholder to (i) instruct each of its Stockholder Designees to vote in favor of such action, or to consent in writing to the taking of such action, and (ii) take such other actions (including without limitation the removal and replacement of its Stockholder Designees) as may be reasonably necessary to cause such action to be taken.

     Each of TCI Sub, Cox Sub and Comcast Sub represents and warrants to each of Rogers and Shaw that, as of the date hereof, it is the record and beneficial owner of all Voting Securities held by its respective Stockholder Group (as defined in the Stockholders Agreement). Each party hereto, severally, represents to each of the other parties hereto that this letter agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principals of equity.

     The provisions of this agreement shall be binding upon and enforceable against each member of the TCI Stockholder Group, the Cox Stockholder Group and the Comcast Stockholder Group, in each case, holding Voting Securities of @Home, and each of TCI Sub, Cox Sub and Comcast Sub agrees that it will not sell, assign or transfer any Voting Securities to any member of its Stockholder Group unless such member of its Stockholder Group assumes and agrees to perform the obligations of such Cable Stockholder under this Agreement.

     This letter agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

     This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     If the foregoing is in accordance with your understanding please indicate your agreement by signing below, at which time this letter will constitute a binding agreement among us.

                                    Very truly yours,

                                    TCI INTERNET HOLDINGS, INC.


                                    By:/s/ Bruce W. Ravenel
                                       -----------------------------------
                                       Name: Bruce W. Ravenel
                                       Title: President/CEO


                                    COX TELEPORT PROVIDENCE, INC.


                                    By:/s/ David M. Woodrow
                                       -----------------------------------
                                       Name: David M. Woodrow
                                       Title: VP


                                    COMCAST PC INVESTMENTS, INC.


                                    By:/s/ Brian L. Roberts
                                       -----------------------------------
                                       Name: Brian L. Roberts
                                       Title: President


Accepted and Agreed as of
this 11 day of April, 1997:

ROGERS CABLESYSTEMS LIMITED


By:/s/ D. Miller and D. Samuel
   -------------------------------------
     Name:  D. Miller  D. Samuel
     Title: VP         Pres. Rogers Wave

SHAW CABLESYSTEMS LTD.

By:/s/ Jim Shaw, Jr.
   -------------------------------------
   Name: Jim Shaw, Jr.
   Title: President


SHAW CABLESYSTEMS LTD.

By:/s/ Margot M. Micallef
   --------------------------------------
   Name: Margot M. Micallef
   Title: Secretary

The modification to the Term Sheet
provided herein is hereby accepted and
agreed:

AT HOME CORPORATION


By:/s/ Thomas A. Jermoluk
   ----------------------
   Name:  Thomas A. Jermoluk
   Title: President/CEO